(d)(2)(H)(i)

FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

VOYA INVESTORS TRUST

This First Amendment, effective as of May 1, 2015, amends the Sub-Advisory Agreement (the “Agreement”), dated November 18, 2014, between Directed Services LLC, a Delaware limited liability company (the “Manager”), and Voya Investment Management Co. LLC, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of May 1, 2015.

NOW, THEREFORE, the parties agree as follows:

1.              The Schedule A of the Agreement is hereby deleted and replaced with the Amended Schedule A attached hereto.

2.              Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.              In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

DIRECTED SERVICES LLC

By:	/s/ Todd Modic
Todd Modic
Vice President

VOYA INVESTMENT MANAGEMENT CO. LLC

By:	/s/ Christopher Kuntz

Name:	Christopher Kuntz

Title:	VP Finance

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Large Cap Growth Portfolio	0.2475% on the first $5.5 billion; 0.2340% on the next $1.5 billion; 0.2250% on the next $3 billion; and 0.2205% on assets thereafter

Voya Large Cap Value Portfolio	0.2925% on the first $500 million; and 0.2700% on assets thereafter